10.13	Agreement dated October 2, 2006 with Ernie Pratt

Mogul Energy International, Inc.
520 Pike Street, Suite 2210
Seattle, Washington, USA, 98101

Tel: (206) 357-4220 - Fax: (206) 357-4211

October 2, 2006

Mr. Ernie Pratt
236 Edforth Place NW
Calgary, Alberta
T3A 3V9

Dear Ernie:

Re:	Appointment as Director

Dear Ernie:

Further to our recent meeting in Calgary and telephone discussions I am writing to confirm your appointment as a Director of Mogul Energy International, Inc. (the “Company”) effective as of today’s date.

We look forward to your involvement with the Company and also confirm that your remuneration for the services to be provided by you during the time that your serve as a Director will be $8,000 USD per month; the monthly payment will be paid by delivery to you, within 10 business days after the end of the calendar month, the number of shares of common stock of the Company equal to the quotient obtained by dividing $6,000 by the prevailing price of the Company stock. For purposes of this provision the term “prevailing price” shall mean the average closing price of the Company’s stock as quoted on the NASD OTCBB (or such other exchange on which the Company’s stock may then be quoted or listed for trading for the five trading days prior to the last business day of the calendar month. If the Company’s stock in not quoted or listed on the NASD OTCBB or the other exchange, then the prevailing price will be the price at which the Company last offered and sold shares of its common stock. The shares to be delivered to you hereunder have not been registered under the Securities Act of 1933 and are deemed “restricted” shares as that term is defined in the 1933 act). The remaining $2,000 per month will be paid in cash either by wire transfer or cheque.

In addition (i) all expenses incurred for travel on the Company’s behalf including flights and meals will be paid for by the Company and (ii) at such time as the Company’s shareholders approve the Companys 2006 Incentive Stock Plan, you will granted options to purchase up to 250,000 shares of the Company’s commons stock upon the same terms and conditions as the rest of senior management and the Company’s stock option plan.

Please confirm your acceptance to the above appointment by signing below and fax back a signed copy to me at the above fax number.

Sincerely,

MOGUL ENERGY INTERNATIONAL, INC.

/s/ Naeem Tyab
Naeem Tyab
President

I, Ernie Pratt, hereby accept the appointment as Director of Mogul Energy International, Inc.

/s/ Ernie Pratt
Ernie Pratt